Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

The undersigned certify that:

1.            They are the president and chief financial officer, respectively, of Wilshire Bancorp, Inc., a California corporation.

2.            Paragraph A of Article IV of the Articles of Incorporation of this corporation is amended and replaced in its entirety to read as follows:

“A.    The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively. The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000) and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000.000).”

3.            The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors of the corporation.

The foregoing amendment of Articles of Incorporation was duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code, at the 2012 Annual Meeting of Shareholders of the corporation.  The total number of shares of common stock issued, outstanding and entitled to vote with respect to the amendment as of the record date for the 2012 Annual Meeting of Shareholders of the corporation was 71,282,518.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  Pursuant to the Articles of Incorporation of the corporation and the applicable provisions of the California Corporations Code, the percentage vote required was more than a majority of the corporation’s outstanding common stock.

[Signature Page Follows]

[Signature Page to Certificate of Amendment of Articles of Incorporation]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:    May 30, 2012

/s/ Jae Whan Yoo
Jae Whan Yoo
President and Chief Executive Officer

/s/ Alex Ko
Alex Ko
Executive Vice President and
Chief Financial Officer